                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                    Enron Global Power & Pipelines L.L.C.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

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     (4) Date Filed:

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

                                  [ENRON LOGO]

                     ENRON GLOBAL POWER & PIPELINES L.L.C.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held May 14, 1997

To The Shareholders:

     Notice is hereby given that the annual meeting of shareholders of Enron Global Power & Pipelines L.L.C. ("EPP") will be held in Room 50M of the Enron Building, 1400 Smith Street, Houston, Texas, at 3:00 p.m. Houston time on Wednesday, May 14, 1997, for the following purposes:

          1. To elect seven directors of EPP to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;

          2. To ratify the Board of Directors' appointment of Arthur Andersen LLP, independent public accountants, as EPP's auditors for the year ending December 31, 1997; and

          3. To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

     Holders of record of limited liability company interests in EPP ("Common Shares") at the close of business on March 17, 1997, will be entitled to notice of and to vote at the annual meeting or any adjournment(s) thereof.

     Please date, sign and return the enclosed proxy, for which a postage-paid, return envelope is enclosed, so that your Common Shares will be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The proxy must be dated, signed and returned in order to be counted. The giving of such proxy does not preclude you from voting in person if you attend the annual meeting.

                                          By Order of the Board of Directors,

                                          K. WADE CLINE
                                          Vice President, General Counsel and
                                          Secretary

Houston, Texas
March 28, 1997

                                  [ENRON LOGO]

                     ENRON GLOBAL POWER & PIPELINES L.L.C.

                                PROXY STATEMENT

     This proxy statement is being furnished in connection with the solicitation by the Board of Directors of Enron Global Power & Pipelines L.L.C. ("EPP") of proxies to be used at the annual meeting of shareholders to be held in Room 50M of the Enron Building, 1400 Smith Street, Houston, Texas, at 3:00 p.m. Houston time on Wednesday, May 14, 1997 or at any adjournment(s) thereof (the "Annual Meeting"). The mailing address of the principal executive offices of EPP is 333 Clay Street, Suite 1800, Houston, Texas 77002. The proxy statement and the related form of proxy included herewith are to be first sent or given to the shareholders of EPP on approximately March 28, 1997.

     Holders of record of limited liability company interests in EPP ("Common Shares") at the close of business on March 17, 1997, will be entitled to one vote per Common Share on all matters submitted at the Annual Meeting. On March 17, 1997, the record date, there were outstanding 25,981,934 Common Shares. Included in the number of outstanding Common Shares are 12,662,593 Common Shares held by Enron Holding Company L.L.C. ("EHC"), 31,536 Common Shares held by Enron Development Corp. ("EDC"), 460,857 Common Shares held by Enron Equity Corp. ("EEC") and 380,346 Common Shares held by Enron International Holdings Corp. ("EIHC"), subsidiaries of Enron Corp. There are no other voting securities outstanding.

     If the enclosed form of proxy is properly executed and returned, the Common Shares represented by the proxy will be voted at the Annual Meeting. If a shareholder indicates in a proxy a choice with respect to any matter to be acted upon, the Common Shares will be voted in accordance with such choice. If no choice is indicated, the Common Shares will be voted "FOR" the proposal to ratify the appointment of auditors and the election of the director nominees set forth on the enclosed form of proxy. Any shareholder giving a proxy may revoke it if written notice of such revocation is received by the Secretary of EPP before such proxy is voted or by attending the Annual Meeting and voting in person.

     EPP's summary annual report to shareholders for the year ended December 31, 1996, is being mailed herewith to all shareholders entitled to vote at the Annual Meeting. The summary annual report and the Annual Report on Form 10-K contained therein do not constitute a part of the proxy soliciting material.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, seven directors are to be elected to hold office until the next succeeding annual meeting of shareholders and until their respective successors have been elected and qualified. All of the nominees are currently directors of EPP. Pursuant to the Amended and Restated Limited Liability Company Agreement of EPP (the "Company Agreement"), a majority of the votes cast in person or by proxy by the holders of Common Shares at the Annual Meeting will be required to elect each of the nominees as a director. Abstentions, votes withheld and "broker non-votes" are counted for purposes of determining the presence or absence of a quorum for the transaction of business at meetings of the shareholders. Abstentions and votes withheld are counted in tabulations of the votes cast in the election of directors and on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining the outcome of a particular vote. Accordingly, an abstention or vote withheld would have the same legal effect as a vote against a particular director, but a broker non-vote would not. A "broker non-vote" occurs if a broker or other nominee with respect to Common Shares does not have discretionary authority to vote such Common Shares and has not received instructions as to how to vote such Common Shares with respect to a particular item. Shareholders may not cumulate their votes in the election of directors.

     The following information regarding the nominees, their principal occupations, employment history and directorships in certain companies is as reported by the respective nominees.

--------------------------------------------------------------------------------
JAMES V. DERRICK, JR., 52
Director since 1994

James V. Derrick, Jr. was elected to the Board of Directors in October 1994. Mr. Derrick has served as Senior Vice President and General Counsel of Enron Corp. since June 1991. Prior to joining Enron Corp. in 1991, Mr. Derrick was a partner at the law firm of Vinson & Elkins L.L.P. for more than 13 years.
--------------------------------------------------------------------------------
RODNEY L. GRAY, 44
Director since 1994

Rodney L. Gray has been a Director and Chief Executive Officer of EPP since October 1994, and he has served as Chairman of the Board since June 1995. In addition, Mr. Gray served as President of EPP from October 1994 until June 1995 and from November 1995 until February 1997. Mr. Gray also serves as Executive Vice President of Enron International Inc. ("EI") and has served as a Managing Director of both EDC and of Enron Capital & Trade Resources Corp. ("ECT"). EI, EDC and ECT are all wholly owned subsidiaries of Enron Corp. From October 1992 to June 1993, Mr. Gray served as Senior Vice President, Finance and Treasurer of Enron Corp. Mr. Gray joined Enron Corp. in 1988 as Vice President and Treasurer. Mr. Gray also is a director of Harmon Industries, Inc.
--------------------------------------------------------------------------------
REBECCA P. MARK, 42
Director since 1997

Rebecca P. Mark was elected to the Board of Directors in January 1997. Ms. Mark has served as Chairman and Chief Executive Officer of EI since January 1997, as Chairman and Chief Executive Officer of EDC since July 1993, and as Vice President and Chief Development Officer of Enron Power Corp. from July 1991 to July 1993. EI, EDC and Enron Power Corp. are all wholly owned subsidiaries of Enron Corp. Ms. Mark is also a director of Thermatrix Inc.

--------------------------------------------------------------------------------
BRENT SCOWCROFT, 71
Director since 1994

Brent Scowcroft was elected to the Board of Directors in October 1994. Since 1993, General Scowcroft has served as President of The Forum for International Policy, a nonprofit organization promoting American leadership in foreign policy. General Scowcroft, a retired Lieutenant General in the Air Force, served as the National Security Advisor to both Presidents Ford (1975-77) and Bush (1989-93). From 1982 to 1989, General Scowcroft served as Vice Chairman of Kissinger Associates, Inc., a strategic and risk assessment consulting firm. General Scowcroft also is a director of Pennzoil Company, Northrop Grumman Corporation and Qualcomm Incorporated.
--------------------------------------------------------------------------------
EDMUND P. SEGNER, III, 43
Director since 1994

Edmund P. Segner, III was elected to the Board of Directors in October 1994. Since October 1992, Mr. Segner has served as Executive Vice President and Chief of Staff of Enron Corp. From October 1990 through October 1992, Mr. Segner served as Senior Vice President of Investor, Public and Government Relations of Enron Corp. Mr. Segner is also a director of Enron Oil & Gas Company, which is an affiliate of Enron Corp.
--------------------------------------------------------------------------------
GEORGE S. SLOCUM, 56
Director since 1994

George S. Slocum was elected to the Board of Directors in October 1994. Since 1992, Mr. Slocum has served as the principal owner and manager of Slocum Enterprises, a venture capital investment firm. From 1987 to 1991, Mr. Slocum was President and Chief Executive Officer of Transco Energy Company, a gas pipeline and services company. Mr. Slocum also is a director of James River Coal Co.
--------------------------------------------------------------------------------
THOMAS C. THEOBALD, 59
Director since 1994

Thomas C. Theobald was elected to the Board of Directors in October 1994. From 1987 to August 1994, Mr. Theobald was Chairman of the Board and Chief Executive Officer of Continental Bank Corporation, Chicago and Vice Chairman of Citicorp, New York from 1982 to 1987. Mr. Theobald has been a Managing Director of William Blair Capital Partners, L.L.C., a private equity investment firm, since September 1994. Mr. Theobald also is a director of Xerox Corporation, Anixter International Inc. and Peregrine Asia Growth Fund and a Trustee of Mutual Life Insurance Company of New York.
--------------------------------------------------------------------------------

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     EPP knows of no one who beneficially owns in excess of 5% of the Common Shares except as set forth in the table below.

                                                                   AMOUNT AND NATURE
                                                                     OF BENEFICIAL
             NAME AND ADDRESS OF                                    OWNERSHIP AS OF      PERCENT
               BENEFICIAL OWNER                 TITLE OF CLASS     JANUARY 31, 1997      OF CLASS
             -------------------                --------------     -----------------     --------
Enron Corp.(1)................................  Common Shares        14,732,168(2)        56.73%
1400 Smith Street
Houston, Texas 77002

---------------

(1) Represents shares owned of record by Enron Corp.'s direct or indirect wholly owned subsidiaries, EHC, EDC, EEC and EIHC, which subsidiaries share voting and investment power with Enron Corp.

(2) Includes shares having an aggregate value of $47 million subject to an option exercisable within 60 days after January 31, 1997. In March 1997, EIHC exercised this option and acquired 1,577,182 Common Shares. Subsequently, EIHC sold a portion of these Common Shares, reducing Enron Corp.'s ownership to 13,535,332 shares as of the date of this Proxy Statement, representing 52% of the outstanding Common Shares. See "Compensation Committee Interlocks and Insider Participants -- Share Options Issued to Enron" below.

SHARE OWNERSHIP OF BOARD OF DIRECTORS AND MANAGEMENT

                                            EPP COMMON SHARES                ENRON CORP. COMMON STOCK
                                     --------------------------------   -----------------------------------
                                       AMOUNT AND NATURE                    AMOUNT AND NATURE
                                         OF BENEFICIAL        PERCENT         OF BENEFICIAL         PERCENT
                                        OWNERSHIP AS OF         OF           OWNERSHIP AS OF          OF
                                     JANUARY 31, 1997(1)(2)    CLASS    JANUARY 31, 1997(1)(2)(3)    CLASS
                                     ----------------------   -------   -------------------------   -------
K. Wade Cline......................          12,000              *                 12,892              *
James V. Derrick, Jr...............             500              *                511,433              *
Rodney L. Gray.....................          16,000              *                553,873              *
Kurt S. Huneke(4)..................           8,000              *                163,879              *
Rebecca P. Mark(5).................              --             --                185,100              *
Paula H. Rieker....................          12,000              *                 31,755              *
Brent Scowcroft....................          26,750              *                     --             --
Edmund P. Segner, III..............           2,000              *                271,076              *
George S. Slocum...................          30,250              *                  9,300              *
Thomas C. Theobald.................          31,250              *                     --             --
All directors and executive
  officers as a group (10 in
  number)..........................         138,750              *              1,739,308              *

---------------

 *  Less than 1%.

(1) Except as otherwise explained in the footnotes below, all shares are held with sole voting power and sole investment power.

(2) Includes (a) EPP Common Shares subject to share options exercisable within 60 days after January 31, 1997, as follows: Mr. Cline, 12,000; Mr. Gray, 12,000; Mr. Huneke, 8,000; Ms. Rieker, 12,000;

                                             (Notes continued on following page)

    Mr. Scowcroft, 26,250; Mr. Slocum, 26,250; Mr. Theobald, 26,250; and all directors and executive officers as a group, 122,750; and (b) shares of Enron Corp. common stock subject to stock options exercisable within 60 days after January 31, 1997, as follows: Mr. Cline, 11,218; Mr. Derrick, 494,414; Mr. Gray, 478,603; Mr. Huneke, 138,694; Ms. Mark, 68,946; Ms. Rieker,
    25,249; Mr. Segner, 192,844; and all directors and executive officers as a group, 1,409,968.

(3) Includes shares held under Enron Corp.'s Savings Plan (the "Enron Savings Plan") and/or Employee Stock Ownership Plan (the "Enron ESOP") or unvested restricted shares under Enron Corp.'s 1991 Stock Plan (the "Enron 1991 Stock Plan") as follows: Mr. Cline, 1,674; Mr. Derrick, 10,959; Mr. Gray, 5,850; Mr. Huneke, 15,185; Ms. Mark, 114,781; Ms. Rieker, 6,294; and Mr. Segner, 18,997; and all directors and executive officers as a group, 173,740. Participants in the Enron Savings Plan have sole voting power and limited investment power with respect to shares in the Enron Savings Plan. Participants in the Enron ESOP have sole voting power and no investment power prior to distribution of shares from the Enron ESOP. Participants in the Enron 1991 Stock Plan have sole voting power and no investment power for restricted shares awarded thereunder until such shares vest in accordance with the provisions of such Plan. After vesting, the participant has sole investment and voting powers.

(4) Mr. Huneke became an executive officer of EPP on November 6, 1996. In addition to the EPP Common Shares and the Enron Corp. Common Stock set forth in the table, Mr. Huneke owns 5,000 American Depositary Shares of Transportadora de Gas del Sur S.A., an indirect partially owned subsidiary of EPP.

(5) Ms. Mark became a director of EPP on January 27, 1997.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors had four regularly scheduled meetings and one special meeting during the year ended December 31, 1996. The Board of Directors uses working committees with functional responsibility in the more complex recurring areas where more active board involvement or disinterested oversight is required. The Board of Directors has a standing Oversight Committee, Audit Committee, Compensation Committee and 1994 Share Option Plan Committee. It does not have a standing Nominating Committee.

     The Oversight Committee has the sole authority and responsibility to make all decisions regarding whether EPP should accept or reject offers by Enron Corp. or its affiliates (collectively, but excluding EPP and its subsidiaries, "Enron") of interests in projects made pursuant to the Purchase Right Agreement between EPP and Enron and all other decisions with regard to such agreement, including the review and approval of any amendments thereto or the termination thereof. The Oversight Committee also may, and on the request of Enron or the Board of Directors will, review the terms of acquisitions from Enron outside the Purchase Right Agreement or new or amended contracts or transactions between EPP and Enron. The Oversight Committee also may consider and resolve other matters involving conflicts of interests between EPP and Enron. The Oversight Committee, which met ten times during the year ended December 31, 1996, is currently composed of Messrs. Scowcroft, Slocum and Theobald (Chairman), all of whom are outside directors not affiliated with Enron.

     The Audit Committee recommends to the Board of Directors the appointment of the independent auditors to conduct an annual audit of EPP's consolidated financial statements and reviews with such firm the plan, scope and results of such audit and the fees for the services to be performed. The Audit Committee also reviews with the independent auditors the adequacy of internal control systems and reports its findings to the Board of Directors. The Audit Committee, which met four times during the year ended December 31, 1996, is currently composed of Messrs. Slocum (Chairman) and Theobald.

     The Compensation Committee is responsible for approving the compensation arrangements of senior management and recommending approval by the Board of Directors of the creation of and amendments to EPP benefit plans, other than stock option plans. In addition, the Compensation Committee administers the Enron Global Power & Pipelines L.L.C. 1994 Annual Incentive Plan (the "EPP Incentive Plan"), and in this capacity makes all decisions regarding incentive awards to EPP employees, including executive officers, under such plan. The Compensation Committee, which met four times during the year ended December 31, 1996, is currently composed of Messrs. Segner, Slocum (Chairman) and Scowcroft.

     The 1994 Share Option Plan Committee administers the Enron Global Power & Pipelines L.L.C. 1994 Share Option Plan (the "EPP Share Plan"), the All-Employee Share Option Program ("AESOP") and the Bonus Stock Option Plan (the "Bonus Option Plan"), and in this capacity makes all decisions regarding share option awards to individuals, including EPP executive officers, under such plans. In addition, the 1994 Share Option Plan Committee is responsible for recommending approval by the Board of Directors of the creation of and amendments to EPP share option plans. The 1994 Share Option Plan Committee, which was formed in November 1996 and met one time during the year ended December 31, 1996, is currently composed of Messrs. Slocum (Chairman) and Scowcroft.

     During the year ended December 31, 1996, each director attended at least 75% of the total number of meetings of the Board of Directors and the committees on which the director served.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     Each director who is not an employee of EPP or Enron (a "nonemployee director") receives an annual retainer fee of $50,000 and reimbursement of out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof. In addition, members of the Oversight Committee may receive additional fees or compensation, as determined by the Board of Directors and/or the Compensation Committee and/or the 1994 Share Option Plan Committee, to the extent such persons are required to spend a significant amount of time serving on the Oversight Committee. In May 1996, the Compensation Committee granted to Mr. Theobald 10,000 phantom options with share appreciation rights as additional compensation for the unanticipated heavy workload during 1996 of Mr. Theobald as Chairman of the Oversight Committee. This heavy workload was primarily due to the Oversight Committee's evaluation of several Enron Corp. projects for purchase by EPP during 1996. These phantom share options have an exercise price of $24.625 per share, became 100% vested on May 14, 1996, and could be exercised at any time after November 14, 1996, but before May 14, 2006.

     Under the terms of the EPP Share Plan, each nonemployee director will also receive an annual grant of an option to purchase 10,000 Common Shares upon his or her election to the Board of Directors at the annual meeting of shareholders at an exercise price equal to the fair market value of the Common Shares on the date of grant. Accordingly, during 1996, each nonemployee director received a grant of options to purchase 10,000 Common Shares at $25.50 per share. Options granted to nonemployee directors under the EPP Share Plan vest as to 25% of the Common Shares covered thereby after six months and an additional 25% on each anniversary of the date of grant. All options expire ten years from the date of grant.

JOINT REPORT FROM THE COMPENSATION COMMITTEE AND THE
1994 SHARE OPTION PLAN COMMITTEE REGARDING EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for developing the executive compensation philosophy of EPP. Under the new Section 16 regulations of the Securities and Exchange Commission (the "SEC"), Edmund P. Segner, III, cannot be a member of the committee that administers the 1994 Share Option Plan, because he is employed by EPP's parent, Enron Corp. Therefore, the 1994 Share Option Plan Committee was established during 1996 and has responsibility for administering the 1994 Share Option Plan. It is the duty of both Committees to administer the executive compensation philosophy and its relationship with the compensation paid to the Chief Executive Officer and each of the other executive officers.

     The basic philosophy behind executive compensation at EPP is to reward the executive's performance that creates long-term shareholder value. This pay-for-performance tenet is embedded in most aspects of an executive's total compensation package. Salary increases and annual incentive awards will be reviewed annually by the Compensation Committee, and long-term grants will be reviewed annually by the 1994 Share Option Plan Committee to ensure consistency with EPP's total compensation philosophy.

  Base Salary

     All decisions regarding base salary are made based upon individual performance as measured against preestablished individual objectives and competitive practice as measured by compensation surveys. Base salaries are targeted at the median of a U.S. energy industry comparator group.

  Annual Incentive Awards

     The EPP Incentive Plan is funded as a percentage of after-tax net income as approved by the Compensation Committee each year. Downward adjustment of the fund is at the sole discretion of the Compensation Committee based on performance against other goals, such as earnings per share growth. However, upward adjustment of the fund, over the formula-driven amount, is not allowed. All decisions regarding individual objectives are made based upon individual performance as measured against pre-established individual objectives, but in no event will an individual incentive award exceed a specified percentage of after-tax net income as pre-established annually by the Compensation Committee.

     In 1996, the Bonus Share Option Program was implemented such that 20% of the annual incentive bonus is required to be paid in share options. Eligible employees may voluntarily elect to take up to an additional 30% of the annual incentive bonus in share options.

  Long-Term Incentives

     Long-term incentives at EPP are provided under the 1994 Share Option Plan. The 1994 Share Option Plan is administered by the 1994 Share Option Plan Committee. Share options are issued at initial employment to those employees who are in a position to impact share value. Long-term incentives are reviewed annually to determine if additional grants are warranted based on the executive compensation philosophy. EPP's long-term incentive philosophy is focused on increasing shareholder value. Aggregate stock holdings of the executives have no bearing on the size of long-term incentive grants.

  Total Compensation

     Over 50% of the total compensation of EPP's senior executives is "at risk," based strictly upon the performance of EPP and return to the shareholders.

  Chief Executive Officer Compensation

     In addition to being Chairman and Chief Executive Officer of EPP, Mr. Gray is also Executive Vice President of EI. In 1994, Mr. Gray entered into a compensation agreement with ECT and EPP. In 1995, Mr. Gray's compensation agreement with ECT was assigned to EDC. In 1997, Mr. Gray's compensation agreement was further assigned to EI. The agreement specifies that EPP will pay up to two-thirds of Mr. Gray's total base salary, dependent upon the amount of time he dedicates to activities of EPP. In 1996, Mr. Gray dedicated 50% of his time to Company activities and EPP paid half of his total base salary according to the agreement. In 1996, the EPP Compensation Committee reviewed Mr. Gray's total base salary, including a proposed annual base salary increase of $30,000. Both the 50/50 base salary allocation between Enron Corp. and EPP and the proposed base salary increase were approved by the Compensation Committees of both Enron Corp. and EPP. During 1996, EPP produced net income of $46 million, achieved a 13% growth in earnings per share, and provided a total return to shareholder of 12%. Based on these results, the Compensation Committee approved a payment of $232,500 to Mr. Gray under EPP's 1996 Annual Incentive Plan (which payment represented 50% of Mr. Gray's bonus consistent with the percentage of base pay paid by EPP), and the 1994 Share Option Plan Committee approved a grant of share options, at market value on the date of grant, to acquire 12,000 Common Shares.

  Summary

     Executive compensation programs at EPP are taken seriously by both Committees, the Board of Directors and senior management, and have been structured to create a strong link between the success of the shareholder and the rewards of the executives.

Compensation Committee                     1994 Share Option Plan Committee
George S. Slocum (Chairman)                George S. Slocum (Chairman)
General Brent Scowcroft                    General Brent Scowcroft
Edmund P. Segner, III

COMPARATIVE SHARE PERFORMANCE

     The performance graph shown below was prepared by Frank Russell Company for use in this proxy statement. As required by applicable rules of the SEC, the graph was prepared based upon the following assumptions:

          1. $100 was invested in Common Shares of EPP, the S&P 500 and a peer group of six companies (the "Peer Group") on November 21, 1994, the date immediately prior to EPP's initial public offering (the "IPO") date. The investment in the Common Shares was at the IPO price of $24.00 per Common Share.

          2. The Peer Group investment is weighted based on the market capitalization of each individual company within the Peer Group at the beginning of the year.

          3. Dividends are reinvested on the ex-dividend dates.

     The companies that comprise the Peer Group are as follows: Shandong Huaneng Power Development Ltd., Huaneng Power International, Inc., Empresa Nacional de Electricidad, Destec Energy Inc., YPF Sociedad Anonima and AES Corp.

                           COMPARATIVE TOTAL RETURNS
           ENRON GLOBAL POWER & PIPELINES L.L.C., S&P 500, PEER GROUP
                     (Performance results through 12/31/96)

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)                EPP              S&P 500          PEER GROUP
1991                                             1992               1993           11/21/94
1994                                            88.89             100.54              96.20
1995                                           104.07             138.25              98.11
1996                                           116.86             170.39             111.76

EXECUTIVE COMPENSATION

     EPP was formed in September 1994 and paid no compensation to its directors and officers prior to November 22, 1994, the closing date of the IPO, nor did any obligations accrue with respect to management incentive or retirement benefits prior to such time, except for certain options granted on November 15, 1994, under the EPP Share Plan. The following table summarizes certain information regarding compensation paid or accrued after November 22, 1994, for the periods indicated, as well as certain options granted on November 15, 1994, in anticipation of the IPO, to the following persons (the "Named Officers"): (i) EPP's Chief Executive Officer and (ii) three other persons who were executive officers of EPP at December 31, 1996, and received Annual Compensation from EPP during 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                              ANNUAL COMPENSATION              COMPENSATION
                                   -----------------------------------------   ------------
                                                                   OTHER        SECURITIES     ALL OTHER
                                                                   ANNUAL       UNDERLYING    COMPENSATION
                                           SALARY     BONUS     COMPENSATION     OPTIONS/     ------------
   NAME AND PRINCIPAL POSITION     YEAR     ($)        ($)         ($)(1)        SARS(#)         ($)(3)
   ---------------------------     ----   --------   --------   ------------   ------------   ------------
Rodney L. Gray...................  1996   $197,500   $232,500      $5,650              0         $  551
  Chairman and                     1995   $183,333   $212,500      $5,250             --         $  397
  Chief Executive Officer          1994   $ 26,924   $      0      $6,930        159,265(2)      $5,395
K. Wade Cline(4).................  1996   $141,671   $100,000      $2,982         35,000         $  566
  Vice President, General          1995   $ 33,750   $ 70,000      $    0             --         $  102
  Counsel and Secretary
Kurt S. Huneke(5)................  1996   $      0   $ 20,000      $    0         40,000         $    0
  President
Paula H. Rieker(6)...............  1996   $136,052   $ 85,000      $1,200         10,000         $  785
  Vice President and               1995   $ 16,846   $ 60,000      $  150         25,000         $   65
  Chief Financial Officer

---------------

(1) Other Annual Compensation includes cash perquisite allowances. The amount shown for Mr. Cline also includes pay for unused vacation.

(2) Includes options to acquire 9,265 shares of Enron Corp. Common Stock issued on December 30, 1994, under the Enron Corp. All Employee Stock Option Program, of which EPP is a participating subsidiary, prorated for the amount of salary paid by EPP.

(3) The amounts shown include the value as of year-end 1994, 1995 and 1996 of Enron Corp. Common Stock allocated during 1994, 1995 and 1996 to the Named Officers' savings and special subaccounts under the Enron ESOP.

(4) Mr. Cline became an executive officer of EPP on November 1, 1995.

(5) Mr. Huneke became an executive officer of EPP on November 6, 1996. His base salary is not paid by EPP; however, a percentage of his bonus is paid by EPP and in 1996, he was granted EPP share options. Even though Mr. Huneke's Annual Compensation did not exceed $100,000 because of the short period of time that he served as an executive officer of EPP in 1996, his disclosure is included because he is now President of EPP.

(6) Ms. Rieker became an executive officer of EPP on November 1, 1995.

SHARE OPTION GRANTS DURING 1996

     The following table sets forth information with respect to grants of share options during 1996 pursuant to the EPP Share Plan to the Named Officers. No share appreciation rights ("SARs") were granted during 1996.

                                           INDIVIDUAL GRANTS
                                 -------------------------------------
                                 NUMBER OF
                                 SECURITIES                                              POTENTIAL REALIZABLE VALUE AT
                                 UNDERLYING    % OF TOTAL                                ASSUMED ANNUAL RATES OF STOCK
                                  OPTIONS/    OPTIONS/SARS    EXERCISE                   PRICE APPRECIATION FOR OPTION
                                    SARS       GRANTED TO     OR BASE                               TERM(2)
                                  GRANTED     EMPLOYEES IN     PRICE      EXPIRATION    -------------------------------
             NAME                  (#)(1)      FISCAL YEAR     ($/SH)        DATE          5%($)             10%($)
             ----                ----------   -------------   --------    ----------    ------------     --------------
Rodney L. Gray.................         0          0.00%           N/A           N/A    $         --     $           --
K. Wade Cline..................    25,000(3)      13.97%      $25.6250      02/12/06    $    402,885     $    1,020,992
                                   10,000(4)       5.59%      $28.5000      11/06/06    $    179,235     $      454,217
Kurt S. Huneke.................    40,000(4)      22.36%      $28.5000      11/06/06    $    716,940     $    1,816,867
Paula H. Rieker................    10,000(4)       5.59%      $28.5000      11/06/06    $    179,235     $      454,217
All EPP Employee and
  Director Optionees...........   178,920           100%      $26.6521(5)        N/A    $  2,998,950     $    7,599,913
All EPP Shareholders...........       N/A            N/A           N/A           N/A    $408,849,970(6)  $1,036,104,180(6)
Optionee Gain as % of All EPP
  Shareholders' Gain...........       N/A            N/A           N/A           N/A           0.73%              0.73%

---------------

(1) If a "change of control" (as defined in the EPP Share Plan) were to occur before the options become exercisable and are exercised, the vesting described below will be accelerated and all such outstanding options shall be surrendered and the optionee shall receive a cash payment by EPP in an amount equal to the value of the surrendered options (as defined in the EPP Share Plan).

(2) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of shares appreciates in value from the date of grant at the 5% and 10% annual rates under formulas prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of shares.

(3) Options became 20% vested on August 12, 1996, with an additional 20% vesting on each February 12 thereafter until February 12, 2000.

(4) Options became 20% vested on November 6, 1996, with an additional 20% vesting on each November 6 thereafter until November 6, 2000.

(5) Weighted average exercise price of all EPP share options granted to employees and directors in 1996 which was $26.6521.

(6) Appreciation of all EPP shareholders is calculated using the number of Common Shares issued and outstanding on December 31, 1996 (24,392,352).

AGGREGATED SHARE OPTION/SAR EXERCISES DURING 1996 AND SHARE OPTION/SAR VALUES AS OF DECEMBER 31, 1996

     The following table sets forth information with respect to the Named Officers concerning the exercise of options and SARs during the last fiscal year and unexercised options and SARs held as of the end of the fiscal year. The options and SARs shown in the table reflect options and SARs granted to the Named Officers by EPP or by Enron under the Enron Corp. All Employee Stock Option Program, with respect to which EPP is a participating subsidiary, prorated for the amount of salary paid by EPP.

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS/
                                                                 OPTIONS/SARS AT                   SARS AT
                                 SHARES                       DECEMBER 31, 1996(#)          DECEMBER 31, 1996($)
                               ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME               EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               -----------   -----------   -----------   -------------   -----------   -------------
Rodney L. Gray
  EPP(1).....................        --        $   --            --         150,000        $    --       $450,000
  Enron Corp.................        --        $   --         2,779           4,169        $35,085       $ 52,627
K. Wade Cline(1).............        --        $   --         7,000          28,000        $ 6,875       $ 27,500
Kurt S. Huneke(1)............        --        $   --         8,000          32,000        $    --       $     --
Paula H. Rieker(1)...........        --        $   --        12,000          23,000        $20,000       $ 30,000

---------------

(1) Options issued under the EPP Share Plan.

RETIREMENT AND SUPPLEMENTAL BENEFIT PLANS

     Enron Corp. maintains the Enron Corp. Retirement Plan (the "Retirement Plan"), which is a noncontributory defined benefit plan, to provide retirement income for employees of Enron Corp. and its subsidiaries, including EPP. Through December 31, 1994, participants in the Retirement Plan with five years or more of service were entitled to retirement benefits in the form of an annuity based on a formula that uses a percentage of final average pay and years of service. In 1995, Enron's Board of Directors adopted an amendment to and restatement of the Retirement Plan, changing the Plan's name to the Enron Corp. Cash Balance Plan (the "Cash Balance Plan"). In connection with a change to the retirement benefit formula, all employees became fully vested in retirement benefits earned through December 31, 1994. The formula in place prior to January 1, 1995, was suspended and replaced with a benefit accrual in the form of a cash balance of 5% of annual base pay beginning January 1, 1996. Under the Cash Balance Plan, each employee's accrued benefit will be credited with interest based on 10-year Treasury Bond yields.

     Enron Corp. also maintains a noncontributory employee stock ownership plan ("ESOP") which covers all eligible employees, including employees of EPP. Allocations to individual employees' retirement accounts within the ESOP offset a portion of benefits earned under the Cash Balance Plan.

     In addition, Enron Corp. has a Supplemental Retirement Plan which is designed to assure payments to certain employees of that retirement income which would be provided under the Enron Cash Balance Plan except for the dollar limitation on accrued benefits imposed by the Internal Revenue Code of 1986, as amended, and a Pension Program for Deferral Plan Participants which provides supplemental retirement benefits equal to any reduction in benefits due to deferral of salary into an Enron Corp. Deferral Plan.

     The following table sets forth the estimated annual benefits payable under normal retirement at age 65, assuming current remuneration levels without any salary projection, and participation until normal retirement at age 65, with respect to the Named Officers under the provisions of the foregoing retirement plans.

                                                           ESTIMATED
                                               CURRENT     CREDITED       CURRENT         ESTIMATED
                                               CREDITED    YEARS OF     COMPENSATION    ANNUAL BENEFIT
                                               YEARS OF     SERVICE       COVERED        PAYABLE UPON
                   NAME(1)                     SERVICE     AT AGE 65      BY PLANS      RETIREMENT(2)
                   -------                     --------    ---------    ------------    --------------
Rodney L. Gray...............................    8.8         29.1         $202,500         $ 80,069
K. Wade Cline................................    4.8         35.8         $168,012         $109,394
Paula H. Rieker..............................    6.6         29.0         $150,000         $ 59,386

---------------

(1) The estimated annual benefits payable are based on the straight life annuity form without adjustment for any offset applicable to a participant's retirement subaccount in the Enron ESOP.

(2) Kurt S. Huneke is not listed in this table as any retirement payment made to Mr. Huneke would be paid by Enron Corp. or another subsidiary of Enron Corp. not owned by EPP.

     Mr. Gray participates in the Enron Corp. Executive Supplemental Survivor Benefit Plan ("Survivor Benefit Plan"). In the event of death after retirement, the Survivor Benefit Plan provides an annual benefit to the participant's beneficiary equal to 50% of the participant's annual base salary at retirement, paid for ten years. The Survivor Benefit Plan also provides that in the event of death before retirement, the participant's beneficiary receives an annual benefit equal to 30% of the participant's annual base salary at death, paid for the life of the participant's spouse (but for no more than 20 years in some cases).

SEVERANCE PLANS

     EPP is a participating subsidiary in the Enron Corp. Severance Pay Plan and the Enron Corp. Change of Control Severance Plan. The Enron Corp. Severance Pay Plan, as amended, provides for the payment of benefits to employees who are terminated for failing to meet performance objectives or standards or who are terminated due to reorganization or economic factors. The amount of benefits payable for performance related terminations is based on length of service and may not exceed six-weeks' pay. For those terminated as the result of reorganization or economic circumstances, the benefit is based on length of service and amount of pay up to a maximum payment of 26 weeks of base pay. If the employee signs a Waiver and Release of Claims Agreement, the employee may receive an additional severance benefit equal to the severance benefit described above. Under no circumstances will the total severance benefit paid under the Enron Corp. Severance Pay Plan exceed 52 weeks of pay. Under the Enron Corp. Change of Control Severance Plan, in the event of an unapproved change of control of Enron Corp., any employee who is involuntarily terminated within two years following the change of control will be eligible for severance benefits equal to two weeks of base pay multiplied by the number of full or partial years of service, plus one month of base pay for each $10,000 (or portion of $10,000) included in the employee's annual base pay, plus one month of base pay for each 5% of annual incentive award opportunity under any approved plan. The maximum an employee can receive is 2.99 times the employee's average W-2 earnings over the past five years.

COMPENSATION AND EMPLOYMENT AGREEMENTS

     EPP has entered into a compensation agreement (as amended, the "Compensation Agreement") with Mr. Gray which provides that EPP will pay up to two-thirds of his total Enron Corp. base salary, dependent upon the amount of time he dedicates to activities of EPP, and that any increases in such salary are subject to the approval of EPP's Compensation Committee. The Compensation Agreement also allows for Mr. Gray to receive payments from the EPP Incentive Plan and grants from the EPP Share Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From February 1995 until May 1996, the Compensation Committee consisted of Messrs Segner, Slocum and Theobald. Since May 1996, the Compensation Committee has consisted of Messrs. Scowcroft, Segner and Slocum.

     Each of Messrs. Derrick, Gray and Segner was, during the fiscal year ended December 31, 1996, and along with Ms. Mark currently is, an executive officer of Enron Corp. In addition, each of Messrs. Derrick, Gray and Segner and Ms. Mark served during such period, and continues to serve, on the Board of Directors and as executive officers of various subsidiaries of Enron Corp.

  Ownership of Common Shares

     Enron owns approximately 52% of the outstanding Common Shares. As a result, Enron controls a majority of the Common Shares and, through its ability to elect a majority of the directors of EPP, has the ability to exercise significant influence regarding management of EPP. There is no agreement between Enron and any other party, including EPP, that would prevent Enron from acquiring additional Common Shares.

  Purchase Right Agreement

     Enron and EPP have entered into a Purchase Right Agreement (the "Purchase Right Agreement"), pursuant to which Enron has agreed to offer to sell to EPP, at prices lower than those available to third parties, all of Enron's ownership interests in all power plant and natural gas pipeline projects developed or acquired by Enron outside the United States, Canada and Western Europe, but only those that commence commercial operation prior to 2005, subject to certain exceptions.

  Administrative Services Agreement

     EPP has entered into an Administrative Services Agreement with Enron pursuant to which Enron provides various services, such as, among other things, provision of telecommunications and computer systems, lease of office space and certain other staff and support services. EPP has agreed to reimburse Enron for all of its direct and certain indirect costs incurred in rendering services to EPP under the contract up to an annual cap during the initial term of the contract. The Administrative Services Agreement is for an initial term of three years (through November 1997) and will continue thereafter until terminated by either party upon written notice to the other party. Pursuant to this agreement, EPP paid Enron approximately $0.6 million during 1996 and expects to pay Enron approximately $0.6 million in 1997.

  Benefit and Compensation Agreement

     EPP has entered into a Benefit and Compensation Agreement with Enron pursuant to which EPP and certain of its subsidiaries will adopt and become a participating employer in certain pension, welfare benefit and compensation plans sponsored by Enron. EPP is obligated to make contributions to the plans in connection with its employees and, if not paid for by the plans, to pay EPP's allotment of the administrative expenses of the plans. Pursuant to this agreement, EPP paid Enron approximately $0.1 million during 1996 and expects to pay Enron approximately $0.1 million in 1997.

  Cost Sharing Agreement

     EPP entered into a Cost Sharing Agreement with ECT pursuant to which ECT provided certain accounting, commercial, administrative and other services related to the management of the projects to EPP. This agreement was entered into effective as of July 1, 1995, and extended through December 31, 1996. Pursuant to the agreement, EPP paid ECT approximately $1.0 million during 1996. EPP anticipates entering into a Cost Sharing Agreement with EI pursuant to which EI will provide certain accounting, commercial, administrative and other services related to the management of the projects to EPP. The terms of the agreement have not been finalized.

  Contribution Agreement

     In connection with EPP's formation, EPP, Enron Corp. and certain of their subsidiaries entered into a Master Contribution Agreement (the "Contribution Agreement"). The Contribution Agreement provides that Enron will maintain certain guarantees, letters of credit, support obligations and other covenants and shareholder commitments on behalf of EPP for the benefit of certain operating subsidiaries of EPP ("Project Companies") as required by their lenders and certain other third parties. In most instances, EPP has agreed to indemnify Enron against liabilities incurred under such guarantees, letters of credit, support obligations and other covenants and shareholder commitments to the extent Enron does not otherwise have a contractual right to be reimbursed for such liabilities. Substantially all of such indemnity obligations of EPP to Enron reflect EPP's pro rata share of preexisting obligations of the Project Companies. In addition, pursuant to the Contribution Agreement, EPP and Enron have agreed, subject to certain limitations, to cooperate with one another in eliminating guarantees, support obligations and other covenants of Enron that Enron is required to maintain.

     Pursuant to the Contribution Agreement, Enron had agreed to support a minimum level of aggregate earnings before interest, taxes, depreciation, amortization and other noncash charges ("EBITDA") generated by EPP's initial Project Companies, calculated on a quarterly basis. In September 1995, the Contribution Agreement was amended to remove Enron's minimum EBITDA obligation. In exchange for agreeing to remove such obligation, EPP and Enron amended the Purchase Right Agreement to add the Marmara, Turkey project and a project to be named later as additional Designated Development Projects, as defined in the Purchase Right Agreement. Under the Purchase Right Agreement, Enron is required to offer to sell to EPP the Designated Development Projects at prices that meet certain projected minimum earnings, cash flow and internal rate of return criteria.

  Share Options Issued to Enron

     Pursuant to the Company Agreement, EPP has issued to Enron options for an aggregate of 1.5 million Common Shares (subject to adjustment in the event of share dividends, share splits and other contingencies). The options permit Enron to purchase Common Shares (by exercising its options) at a fixed price equal to $24.00 regardless of the market value of the Common Shares on the exercise date. Provided the other vesting condition described below is met, 50% of its share options will vest on January 1, 1998, and the balance will vest on January 1, 2000. Enron's share options will vest only if the earnings per share of EPP have increased at an average rate of at least 15% per annum (compounded annually) for the period commencing January 1, 1995, through the last fiscal quarter preceding the applicable vesting date. Enron is not permitted to transfer its share options prior to the time they vest. Under the Company Agreement, Enron has the right to purchase Common Shares from EPP whenever, and on the same terms that, EPP issues Common Shares to others, to the extent necessary to permit Enron to retain ownership of at least 52% of the Common Shares.

     In order to manage the capital structure of EPP resulting from the acquisition of additional interests in Compania de Inversiones de Energia S.A. ("CIESA"), EPP granted to EHC on July 31, 1996, and EHC subsequently assigned 100% thereof to EIHC, an option (the "Option")to acquire all or any portion of such number of Common Shares having an aggregate value of $47 million on the date of exercise of the Option. The Option was ratified and the issuance of Common Shares to EHC upon the exercise of the Option was approved by the shareholders of EPP. EIHC exercised the Option on March 5, 1997, and, in connection therewith, 1.6 million Common Shares were issued to EIHC. Proceeds from the issuance of Common Shares were used to repay outstanding debt and for general corporate purposes.

  Contractual Relationships with Enron in Respect of the Project Companies

     Enron provides various services to the Project Companies through contractual arrangements, which include (i) administrative and commercial support services, (ii) operations and maintenance services, (iii) technical support and (iv) fuel supply and management services. The Project Companies have historically paid Enron amounts for similar services provided under various contractual arrangements. For the year ended December 31, 1996, operating expenses of the Project Companies included approximately $66.7 million paid by the Project Companies to Enron pursuant to such arrangements, and EPP expects the Project Companies to make approximately the same amount of payments to Enron in the current fiscal year.

     At February 28, 1997, the Project Companies were indebted to Enron in a aggregate amount of approximately $16.2 million. Such indebtedness was incurred pursuant to the contractual arrangements discussed above.

     At February 28, 1997, the Project Companies were indebted to Enron in an aggregate amount of approximately $6.3 million. Such indebtedness, incurred in connection with the construction of the projects owned by the Project Companies, is payable over ten to 15-year periods and bears interest between 9% and 12% per annum.

     At February 28, 1997, Enron was indebted to one of the Project Companies in the amount of $7.25 million. Such indebtedness represents an interest-free advance to Enron (the sole shareholder of the Project Company at the time of the advance) of a $7.25 million interest-free advance received by the Project Company from its customer. The advance to Enron is to be repaid in ten semiannual payments of $725,000 between 1999 and 2004, which corresponds to the scheduled repayment of the Project Company's advance.

     At February 28, 1997, Enron Pipeline Company -- Argentina, S.A., a wholly owned subsidiary of EPP, was indebted to Enron in an aggregate amount of approximately $36.6 million. Such indebtedness was incurred in connection with the acquisition of additional interests in CIESA.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the officers and directors of EPP and beneficial owners of more than 10% of a registered class of the equity securities of EPP to file reports of ownership with the SEC and the New York Stock Exchange. Based solely upon its review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, EPP believes that during 1996 its officers, directors and greater than 10% shareholders complied with all applicable filing requirements.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE NOMINEES FOR THE BOARD OF DIRECTORS AS DESCRIBED ABOVE.

                                    ITEM 2.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of EPP for the year ending December 31, 1997.

     Ratification of this appointment will be effective upon receiving the affirmative vote of the holders of a majority of the Common Shares present or represented by proxy and entitled to vote at the Annual Meeting. Under the Company Agreement, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

                 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Shareholders may propose matters to be presented at shareholders' meetings and may also nominate persons to be directors. Formal procedures have been established for those proposals and nominations.

PROPOSALS FOR 1998 ANNUAL MEETING

     Pursuant to various rules promulgated by the SEC, any proposals of holders of Common Shares intended to be presented to the Annual Meeting of Shareholders of EPP to be held in 1998 must be received by EPP, addressed to K. Wade Cline, Vice President, General Counsel and Secretary, 333 Clay Street, Suite 1800, Houston, Texas 77002, no later than November 28, 1997, to be included in the EPP proxy statement and form of proxy relating to that meeting.

     A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting,
(ii) the name and address of the shareholder proposing such business and (iii) the acquisition date, the class and number of Common Shares that are owned beneficially by the shareholder. A shareholder must also comply with all other applicable requirements of the Exchange Act and the rules and regulations thereunder. No business will be conducted at the annual meeting of shareholders except in accordance with the procedures outlined above.

NOMINATIONS FOR 1998 ANNUAL MEETING AND FOR ANY SPECIAL MEETINGS

     Only persons who are nominated in accordance with the following procedures will be eligible for election as directors. Nominations of persons for election to the EPP Board of Directors may be made (a) by or at the direction of the Board of Directors or (b) by any shareholder of EPP who complies with the following notice procedures. Nominations other than those made by or at the direction of the Board of Directors shall be made pursuant to timely notice in writing to the Secretary of EPP. To be timely, a shareholder's notice shall be delivered to or mailed and received by EPP's Vice President, General Counsel and Secretary at 333 Clay

Street, Suite 1800, Houston, Texas 77002, no less than 90 nor more than 120 days prior to the meeting at which an election of directors is to be held. Such shareholder's notice to the Secretary must set forth as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected). Any slate of shareholder nominees shall include at least two persons who are qualified to serve on the Oversight Committee. For a description of such qualifications, see the Company Agreement, which is filed as an exhibit to EPP's Annual Report on Form 10-K for the year ended December 31, 1994. Notwithstanding the foregoing provisions, a shareholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

                                    GENERAL

     As of the date of this proxy statement, the management of EPP has no knowledge of any business to be presented for consideration at the meeting other than that described above. If any other business should properly come before the meeting, it is intended that the Common Shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies. In addition to solicitation by use of the mails, certain officers and regular employees of EPP may solicit the return of proxies by telephone, telegraph or personal interview. The cost of any solicitation of proxies will be borne by EPP.

                                          By Order of the Board of Directors

                                          K. WADE CLINE
                                          Vice President, General Counsel and
                                          Secretary

Houston, Texas
March 28, 1997

                                  [ENRON LOGO]
                     ENRON GLOBAL POWER & PIPELINES L.L.C.

P R O X Y


[ENRON LOGO]         ENRON GLOBAL POWER & PIPELINES L.L.C.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
    ENRON GLOBAL POWER & PIPELINES L.L.C. FOR ANNUAL MEETING ON MAY 14, 1997

   THE UNDERSIGNED hereby appoints Rodney L. Gray, K. Wade Cline, and Paula H. Rieker, or any of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of Shareholders of Enron Global Power & Pipelines L.L.C. ("EPP") to be held at 3:00 p.m. Houston time on Wednesday, May 14, 1997, in Room 50M of the Enron Building, 1400 Smith Street, Houston, Texas, or at any adjournment thereof, and to vote at such meeting the shares of EPP the undersigned held of record on the books of EPP on the record date for the meeting.


ELECTION OF DIRECTORS, NOMINEES:               (change of address/comments)
James V. Derrick, Jr., Rodney L. Gray,
Rebecca P. Mark, Brent Scowcroft,       ----------------------------------------
Edmund P. Segner, III, George S.
Slocum, Thomas C. Theobald              ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------
                                        (If you have written in the above space, please mark the corresponding box on the reverse side of this card)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSESIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                    -----------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                    -----------

 [X] PLEASE MARK YOUR                                                       4835
     VOTES AS IN THIS
     EXAMPLE.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

--------------------------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------

                                                           FOR     WITHHELD
 1. Election of Directors.                                 [ ]        [ ]
    (see reverse)

For, except vote withheld from the following nominee(s):

---------------------------------------------------------

                                                     FOR     AGAINST    ABSTAIN
2. Ratification of appointment of independent        [ ]       [ ]        [ ]
   accountants.

3. In the discretion of the proxies named herein, the proxies are authorized to vote upon other matters as are properly brought before the meeting.

                               Change of Address/    [ ]
                               Comments on
                               Reverse Side

All as more particularly described in the Proxy Statement relating to such meeting, receipt of which is hereby acknowledged.



SIGNATURE(S)____________________________________________________ DATE___________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -


[ENRON LOGO]                                               THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.
ENRON GLOBAL POWER & PIPELINES L.L.C.

             IF YOU NEED ASSISTANCE IN ANY OF THE FOLLOWING AREAS:

o  DIVIDEND CHECKS - ADDRESS CHANGES - LEGAL TRANSFERS

o DIRECT DEPOSIT - HAVE YOUR ENRON GLOBAL POWER & PIPELINES L.L.C. QUARTERLY DIVIDENDS ELECTRONICALLY DEPOSITED INTO YOUR CHECKING OR SAVINGS ACCOUNT ON DIVIDEND PAYMENT DATE. (No more worries about late or lost dividend checks.) Call (800) 870-2340 to enroll.

o CONSOLIDATION OF ACCOUNTS - ELIMINATE MULTIPLE ACCOUNTS FOR ONE HOLDER AND CERTAIN DUPLICATE SHAREHOLDER MAILINGS GOING TO ONE ADDRESS. (Dividend checks, annual reports and proxy materials would continue to be mailed to each shareholder.)

           JUST CALL OUR TRANSFER AGENT'S TELEPHONE RESPONSE CENTER:
                        (800) 519-3111 OR (201) 324-1225
                                  OR WRITE TO:
                    FIRST CHICAGO TRUST COMPANY OF NEW YORK
                                 P. O. BOX 2500
                           JERSEY CITY, NJ 07303-2500


                 FOR EARNINGS INFORMATION, CALL (800) 808-0363.